Westmoreland Coal Company
Announces Agreement to Sell Assets
of Westmoreland Energy, Inc.


Philadelphia, PA -- April 18, 1994 -- Westmoreland Coal Company (NYSE:WCX) today announced that it has reached an agreement in principle to sell the assets of its independent power and cogeneration subsidiary, Westmoreland Energy, Inc., to several purchasers. The purchasers, all represented by LCRW Power Company, L.P., include affiliates of Allstate Insurance Company, Energy Investors Fund II, L.P., LCRW and Ridgewood Power Corp. The aggregate purchase price is subject to accounting adjustments, but is expected to be in excess of $50 million, plus the assumption of Westmoreland's remaining equity commitments for projects under construction.

	The sale is subject to negotiation of definitive documentation, board and financing approvals, third party consents and regulatory approvals. A third quarter closing is expected.

	As stated last fall, Westmoreland believes it can realize full value for Westmoreland Energy with a sale at this time. A majority of the proceeds will be used to pay down $46 million of maturing credit obligations. Westmoreland intends to concentrate on its core business, the production and marketing of coal.

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